Exhibit 10.3

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (including all schedules and exhibits hereto, this “Agreement”), dated as of                  , 2010, is entered into by and between SHG Services, Inc., a Delaware corporation (“New Sun”), and Sabra Health Care REIT, Inc., a Maryland corporation (“Sabra”) (each, a “Party” and collectively, the “Parties”).

RECITALS:

WHEREAS, the Board of Directors of Sun Healthcare Group, Inc. (“Sun”) has determined that it is appropriate and desirable to separate Sun and its subsidiaries into two publicly-owned companies so that (i) the assets and liabilities relating to substantially all of Sun’s owned real property are allocated to Sabra and (ii) the other assets and liabilities relating to the historical operations of Sun are allocated to New Sun;

WHEREAS, in order to effectuate the foregoing, New Sun and Sabra have entered into a Distribution Agreement, dated as of                  , 2010 (the “Distribution Agreement”), which provides for, among other things, subject to the conditions and upon the terms set forth therein, the contribution to Sabra of certain assets, the assumption by New Sun and Sabra of certain liabilities, the distribution of New Sun common stock to Sun stockholders as of a certain record date and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing; and

WHEREAS, in order to facilitate an orderly transition under the Distribution Agreement, New Sun and Sabra have agreed to enter into transitional arrangements upon the terms and subject to the conditions contained in this Agreement.

NOW THEREFORE, for valid consideration the sufficiency of which is hereby acknowledged and in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties hereby agree as follows:

Section 1. Definitions.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

“Additional Services” has the meaning set forth in Section 2(b)(ii).

“Agreement” has the meaning set forth in the Preamble.

“Change of Control Event” has the meaning set forth in Section 7(j).

“Charges” has the meaning set forth in Section 3(a).

“CPR Rules” has the meaning set forth in Section 6(c).

“Disputes” has the meaning set forth in Section 6(a).

“Distribution Agreement” has the meaning set forth in the Recitals.

“Distribution Date” means the date on which Sun distributes as a dividend to its stockholders all of the outstanding shares of New Sun common stock as set forth in the Distribution Agreement.

“Employment Tax” means withholding, payroll, social security, workers compensation, unemployment, disability and any similar tax imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, applicable stock exchange or other regulatory, administrative or governmental authority.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Initial Services” has the meaning set forth in Section 2(a).

“Law” means all laws, statutes, ordinances, orders, decrees, regulations, rules, policies or guidelines promulgated and other pronouncements of any Governmental Authority, and includes rules and regulations or any regulatory or self regulatory authority compliance with which is required by law.

“New Sun” has the meaning set forth in the Preamble.

“Omitted Service” has the meaning set forth in Section 2(b)(i).

“Parties” has the meaning set forth in the Preamble.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Provider Indemnitees” has the meaning set forth in Section 7(c).

“Sabra” has the meaning set forth in the Preamble.

“Service Period” means, with respect to any Service, the period commencing on the Distribution Date and ending on the earliest of (i) the date Sabra terminates the provision of such Service pursuant to Section 4(b), (ii) the termination date

(measured as the number of months from the Distribution Date) specified with respect to such Service on Schedule 1, unless extended pursuant to Section 4(a) or (iii) the failure of Sabra to cure a breach of its obligation to pay the Charges for the applicable Service in accordance with Section 3 within thirty (30) days after receipt of written notice from New Sun describing the breach.

“Services” has the meaning set forth in Section 2(b)(ii).

“Subsidiary” means, with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

“Sun” has the meaning set forth in the Recitals.

“Tax” means: (i) any income, net income, gross income, gross receipts, profits, capital stock, franchise, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, customs duties, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers; and (ii) any Employment Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Third Party” means any Person other than New Sun, Sabra and any of their respective Subsidiaries.

(b) Rules of Construction. Unless the context otherwise requires:

(i) A capitalized term has the meaning assigned to it;

(ii) References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(iii) References to Sections and Exhibits and Schedules shall refer to sections and exhibits and schedules of this Agreement, unless otherwise specified;

(iv) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(v) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party that drafted and caused this Agreement to be drafted;

(vi) All monetary figures shall be in United States dollars unless otherwise specified;

(vii) References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified; and

(viii) References herein to this Agreement or any other agreements contemplated herein shall be deemed to refer to this Agreement or such other agreement as of 11:59 pm Eastern Daylight Time on the Distribution Date and as such time may be amended thereafter, unless otherwise specified.

Section 2. Services.

(a) Initial Services. Commencing on the Distribution Date, upon the terms and subject to the conditions contained in this Agreement, New Sun agrees to provide, or with respect to any service to be provided by a Subsidiary of New Sun, to cause such Subsidiary to provide, to Sabra or its Subsidiaries as designated on the Schedules, the applicable services (the “Initial Services”) set forth in Schedule 1 hereto.

(b) Omitted Services; Additional Services.

(i) If during the term of this Agreement, Sabra identifies a service that Sun previously provided to Sabra or any of its Subsidiaries during the six (6) months preceding the Distribution Date (excluding those services that were intentionally discontinued in the ordinary course of business other than as a result of the pendency of the transactions contemplated by the Distribution Agreement), but such service was inadvertently omitted from the Services set forth on the Schedules hereto (such service an “Omitted Service”), then upon the prior written consent of New Sun, which consent shall not be unreasonably withheld, delayed or conditioned such Omitted Service shall be added and considered as part of the Services pursuant to an addendum to Schedule 1. The Parties shall cooperate and act in good faith to agree upon the terms for the provision of any such Omitted Service.

(ii) From time to time after the Distribution Date, the Parties may identify additional services that are not Omitted Services that Sabra requests in accordance with the terms of this Agreement (the “Additional Services” and, together with the Initial Services and any added Omitted Services, the “Services”). Upon the prior written consent of New Sun, which New Sun shall not have any obligation to provide, such Additional Services shall be added and considered as part of the Services pursuant to an addendum to Schedule 1, which addendum shall contain mutually agreeable terms for the provision of any such Additional Services.

(c) Performance of Services.

(i) New Sun shall, and shall cause its Subsidiaries to, perform all Services to be provided by New Sun in a manner which is substantially similar in nature, quality and timeliness to the analogous services provided by Sun to its Subsidiaries prior to the Distribution Date.

(ii) New Sun shall, and shall cause its Subsidiaries to, perform its duties and responsibilities hereunder in good faith and consistent with its past practices. Neither New Sun nor any of its Subsidiaries shall be liable or held accountable, in damages or otherwise, for any error of judgment or any mistake of fact or applicable Law or for anything that New Sun or any of its Subsidiaries does or refrains from doing in good faith hereunder, except in the case of its gross negligence or willful misconduct.

(iii) Nothing in this Agreement shall require New Sun to perform or cause to be performed any Service in a manner that would constitute a violation of applicable Law, its Financial Code of Ethics or its Code of Conduct.

(iv) (1) Neither New Sun nor any of its Subsidiaries shall be required to perform or to cause to be performed any of the Services for the benefit of any Third Party or any other Person other than Sabra or its Subsidiaries, and (2) EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2(c), EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES AND PRODUCTS ARE PROVIDED ON AN “AS-IS” BASIS AND THAT NEW SUN AND ITS SUBSIDIARIES MAKE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES AND PRODUCTS, AND HEREBY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER.

(d) Changes To Services. Except as provided in Section 2(g) below, New Sun may make changes from time to time in the manner of performing the Services if New Sun is making similar changes in performing analogous services for itself. No such change shall affect the Charges for the applicable Service. If New Sun is no longer performing, or obtaining from Third Parties, analogous services for itself, New Sun shall not modify any such Service in a manner which would (i) materially increase Sabra’s costs therefor or (ii) materially degrade the functionality or standards related thereto, without the prior written consent of Sabra. Subject to the foregoing, if New Sun plans to implement any material change to any Service New Sun provides to Sabra or its Subsidiaries, but does not perform or obtain from Third Parties an analogous service for itself, that will or may impact the Services or the costs thereof, (1) New Sun shall provide Sabra with not less than thirty (30) days prior written notice for Sabra to consider and implement alternative solutions for such affected Services, and (2) Sabra shall have fifteen (15) days after receipt of such notice to elect to (A) continue to receive the affected Services, in which event New Sun and Sabra shall mutually agree upon revised Charges for such Services during the remaining Service Period or (B) terminate such Services without incurring any penalty for such termination.

(e) Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services and agree to cooperate in good faith and to use commercially reasonable efforts to effectuate a smooth transition of the Services from New Sun to Sabra (or its designee).

(f) Cooperation. In the event that (i) there is nonperformance of any Service as a result of an event described in Section 7(e), or (ii) the provision of a Service would violate applicable Law, the Parties agree to work together in good faith to arrange for an alternative means by which Sabra or its Subsidiaries may obtain, at Sabra’s sole cost, the Services so affected.

(g) Use Of Third Parties To Provide The Services. New Sun may perform its obligations through its Subsidiaries or, if New Sun is obtaining analogous services for itself from agents, subcontractors or independent contractors, New Sun may perform its obligations hereunder through the use of such agents, subcontractors or independent contractors. If New Sun is not obtaining analogous services for itself from Third Parties, New Sun may perform its obligations hereunder through the use of agents, subcontractors or independent contractors only upon obtaining the prior written consent of Sabra. Notwithstanding the foregoing, New Sun shall not be relieved of its obligations under this Agreement by use of such agents, subcontractors or independent contractors. Delegation of performance of any Service by New Sun in accordance with this Section 2(g) shall not affect the Charges for the applicable Service.

Section 3. Charges; Billing; Taxes.

(a) Charges For Services. The charges for the Services shall be determined in accordance with Schedule 1 (the “Charges”).

(b) Prepayment. In the event that New Sun is required in the course of providing the Services to make any payments on Sabra’s behalf in excess of $10,000, New Sun will use good faith efforts to provide notice of such payment at least five business days in advance of the applicable payment date and Sabra shall, at least three business days prior to the applicable date when such payments are to be made, pay to New Sun by wire transfer an amount equal to the sum of such payments. New Sun and Sabra acknowledge and agree that New Sun will have no responsibility to make any such payments on Sabra’s behalf if Sabra fails to wire the funds to New Sun as provided herein.

(c) Procedure. Charges for the Services shall be charged to and payable by Sabra. Amounts payable pursuant to the terms of this Agreement shall be paid to New Sun, as directed by New Sun, on a monthly basis, which amounts shall be due within thirty (30) days after the date of invoice.

(d) Taxes. Sabra shall pay any and all Taxes incurred in connection with New Sun’s provision of the Services, including all sales, use, value-added, and similar Taxes, but excluding Taxes based on New Sun’s net income.

(e) No Set-Off. Sabra’s obligation to make any required payments under this Agreement shall not be subject to any unilateral right of offset, set-off, deduction or counterclaim, however arising.

Section 4. Term and Termination.

(a) Term. Unless otherwise terminated pursuant to Section 4(b), this Agreement shall terminate with respect to any Service at the close of business on the last day of the Service Period for such Service. Notwithstanding the foregoing, Sabra may elect to extend the Service Period for any Service by providing New Sun with written notice no later than 30 days prior to the termination of such Service Period; provided, however, that no Service Period, including any extension thereof, shall continue for longer than one year after the Distribution Date without the prior written consent of New Sun. This Agreement shall terminate immediately following the termination of all Service Periods, including any extensions thereof.

(b) Early Termination. Sabra shall have the right at any time during the term of this Agreement to terminate its obligation to purchase any individual Service, upon the giving of an advance written notice to New Sun of at least 10 days.

(c) Information Transmission. On or prior to the last day of each relevant Service Period, New Sun shall use commercially reasonable efforts and shall cause its Subsidiaries to use commercially reasonable efforts to support any transfer of Information concerning the relevant Services to Sabra or its Subsidiaries. If requested by Sabra, New Sun shall, and shall cause its Subsidiaries to, deliver to Sabra, within such time periods as the Parties may reasonably agree, all Information received or computed for the benefit of Sabra and its Subsidiaries during the Service Period, in electronic and/or hard copy form; provided, however, that (i) New Sun shall not have any obligation to provide or cause its Subsidiaries to provide Information in any non-standard format, and (ii) New Sun and its Subsidiaries shall be reimbursed for their reasonable out-of-pocket costs and expenses for providing Information in any format other than its standard format.

Section 5. Confidentiality; Protective Arrangements.

(a) New Sun And Sabra Obligations. Subject to Section 5(c), each of New Sun, on behalf of itself and each of its Subsidiaries, and Sabra, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to Sun’s confidential and proprietary information pursuant to policies in effect prior to the Distribution Date, all Information regarding New Sun or its Subsidiaries on the one hand and all Information regarding Sabra or its Subsidiaries on the other hand that is in the possession of the other Party (including Information in such Party’s possession prior to the Distribution Date or Information that has been furnished to the other Party’s respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement). Such Information shall not be used in any manner other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such

Party or its Subsidiaries or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives; (ii) later lawfully acquired from other sources by such Party (or any of its Subsidiaries), which sources are not themselves bound by a confidentiality obligation; or (iii) independently generated without reference to any proprietary or confidential Information of the other Party.

(b) No Release; Return Or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any Information addressed in Section 5(a) to any other Person or Governmental Authority, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information, and except in compliance with Section [—] of the Distribution Agreement. Without limiting the foregoing, when any Information furnished by either Party after the Distribution Date pursuant to this Agreement is no longer needed for the purposes contemplated by this Agreement, each Party shall, at such Party’s option, promptly after receiving a written request from the other Party either return to the other Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

(c) Protective Arrangements. In the event that either Party or any of their respective Subsidiaries determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or the rules or regulations of any Governmental Authority or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Party that received such request, or its Subsidiaries, may thereafter disclose or provide Information to the extent required by applicable Law (as so advised by counsel).

Section 6. Dispute Resolution And Arbitration.

(a) Sole And Exclusive Method For Resolution Of Disputes. Any dispute, claim or controversy arising out of or relating to the Services or this Agreement (hereinafter “Disputes”) shall be resolved in accordance with the procedures specified in this Section 6, which shall be the sole and exclusive procedures for the resolution of any such Disputes.

(b) Negotiation Between Executives. The Parties involved in any Dispute shall attempt to resolve such Dispute between them promptly by negotiation between executives who have authority to settle the Dispute and who are at a comparable or higher level of management than the Persons who have been involved in the negotiation of this Agreement. Any Party may give the other Party written notice of any Dispute not resolved in the normal course of business. Within fifteen (15) days (or such further time as the Parties may agree) after delivery of such notice, the receiving party shall submit to the other a written response. The notice and response shall include (a) a statement of that Party’s position and a summary of the arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within thirty (30) days (or such further time as the Parties may agree) after delivery of the initial notice, the executives of the Parties shall meet at a mutually acceptable time and place, and thereafter continue to meet as often as they reasonably deem necessary, to use their good faith and commercially reasonable efforts to attempt to resolve the Dispute. All negotiations pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and any documents or information exchanged pursuant to the preceding sentence shall be returned immediately following the earlier of the conclusion of negotiations or the institution of arbitration.

(c) Arbitration. If any Dispute has not been resolved by negotiation as provided in Section 6(b) within sixty (60) days (or such further time as the Parties may agree) after delivery of the initial notice of negotiation, or if the Parties fail to meet within thirty (30) days (or such further time as the Parties may agree) after delivery of such notice, then, at the request of New Sun or Sabra, such Dispute shall be submitted to binding arbitration in accordance with the then prevailing CPR Rules for Non-Administered Arbitration (the “CPR Rules”).

(d) Selection of Arbitrators. The arbitration shall be conducted before a panel that shall consist of two independent and impartial arbitrators, one appointed by New Sun and one appointed by Sabra and a third independent and impartial arbitrator who shall chair the panel. The third arbitrator shall be selected as provided in Rule 5.2 of the CPR Rules. The Parties acknowledge that each Party may have confidential communications with its party-appointed arbitrator concerning that arbitrator’s selection and the selection of the third neutral arbitrator. The arbitrators selected shall be qualified by education, experience and training to render a decision upon the matter in dispute. Should a Party fail to appoint an arbitrator, or should the two party-appointed arbitrators fail to appoint a chairman within sixty (60) days (or such further time as the Parties may agree) following the claimant’s giving of notice to respondent of such Dispute, the remaining positions on the panel shall be filled by appointment of the CPR in accordance with the CPR Rules.

(e) Rules. The arbitration shall proceed under the CPR Rules and shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et. seq. The arbitrators may, in their discretion, limit or expand discovery in any arbitration proceeding. The Parties expressly covenant and agree to be bound by the decision of the arbitrators as a final determination of the Dispute, and the Parties agree that a judgment of any court of competent jurisdiction within the United States may be entered upon the award. In rendering the award the arbitrators shall abide by (a) the terms and conditions of this Agreement including, any and all restrictions, prohibitions or limitations on damages or remedies and (b) the Law of the State of California. The arbitrators shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement. Each Party acknowledges that either Party, in addition to all other remedies that may be available, shall be entitled to seek, and the arbitrators may award, equitable relief in the form of specific performance or any other equitable remedy that may then be available, as well as monetary damages for either Party’s breach or threatened breach of this Agreement.

(f) Location. The seat of any arbitrations pursuant to this Section 6 shall be Orange County, California. All hearings in this arbitration shall be held at the seat or at such other place as the Parties may agree.

(g) Costs and Expenses. The arbitration panel may apportion the costs of arbitration between or among the Parties in such manner as it deems reasonable, taking into account the circumstances of the Dispute, the conduct of the Parties and the result of arbitration. The arbitration panel shall be empowered and directed to enter an award by default against either Party to the arbitration who declines to pay when required by the arbitration panel its share of such fees and costs. In addition, the arbitration panel, shall be entitled to award to a Party such Party’s reasonable attorneys’ fees and expert fees, as determined by the arbitration panel considering those factors mentioned in the first sentence of this Section 6(g), incurred in connection with such Party’s preparation for and participation in the arbitration.

(h) Confidentiality. Except to the extent necessary to enforce the arbitration agreement or award, to enforce other rights of the Parties hereunder, or as required by applicable Law or the rules of any stock exchange on which the securities of any Party or any of its Subsidiaries are listed or are in the process of being listed, the arbitrators and Parties, and their counsel, advisors, consultants and expert witnesses, shall maintain as confidential the fact of the arbitration proceedings, the arbitral award, and all documents prepared and submitted by each Party, or its counsel, advisors, consultants and expert witnesses, in connection with the arbitration or exchanged by the Parties in the discovery process.

(i) Breach of Confidentiality Provisions. Notwithstanding the foregoing, the Parties acknowledge that the breach of Section 5 (Confidentiality) by one Party may give rise to irreparable injury to the other Party which is not adequately compensable in damages or at Law. Accordingly, the Parties agree that in such event, the non-breaching Party may seek equitable relief to enforce or prevent violation of such Party’s respective rights and/or obligations under Section 5. Unless otherwise agreed in writing, the Parties shall continue to provide Services and honor all other commitments under this Agreement during the course of any Dispute being resolved pursuant to the provisions of this Section 6 with respect to all matters subject to such Dispute; provided, however, that this obligation shall only exist during the applicable Service Period.

Section 7. Miscellaneous.

(a) Mutual Cooperation. The Parties and their respective Subsidiaries shall cooperate with each other in connection with the performance of the Services hereunder, including producing on a timely basis all Information that is reasonably requested with respect to the performance of Services and the transition of Services at the end of the applicable Service Period or any extension thereof; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of the Parties and their respective Subsidiaries.

(b) Limitations on Liability.

(i) THE MAXIMUM LIABILITY OF NEW SUN AND ITS SUBSIDIARIES TO, AND THE SOLE REMEDY OF, SABRA AND ITS SUBSIDIARIES WITH RESPECT TO ANY AND ALL CLAIMS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE THEORY UPON WHICH THE LIABILITY IS PREMISED, SHALL NOT EXCEED NEW SUN’S PROFITS FOR PERFORMING SERVICES HEREUNDER, WHICH SHALL BE DEEMED TO BE EQUAL TO THE AMOUNT RECEIVED BY NEW SUN AS SET FORTH ON SCHEDULE 1 THAT EXCEEDS NEW SUN’S COSTS OF PROVIDING SUCH SERVICES.

(ii) IN NO EVENT SHALL EITHER PARTY, ITS SUBSIDIARIES OR ITS DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY FOR INDIRECT, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF AND ITS SUBSIDIARIES ANY CLAIM FOR SUCH DAMAGES, INCLUDING ANY CLAIM FOR PROPERTY DAMAGE OR LOST PROFITS, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

(iii) The foregoing limitations on liability in this Section 7(b) shall not apply to: (1) either Party’s liability for breaches of confidentiality under Section 5 (Confidentiality), and (2) either Party’s obligations under Section 7(c) (Third Party Claims).

(c) Third Party Claims. Sabra shall indemnify, defend and hold harmless New Sun, its Subsidiaries and each of their respective directors, officers and employees, and each of the successors and assigns of any of the foregoing (collectively, the “Provider Indemnitees”), from and against any and all claims of Third Parties relating to, arising out of or resulting from New Sun’s furnishing or failing to furnish the Services provided for in this Agreement, other than Third Party claims arising out of the gross negligence or willful misconduct of any Provider Indemnitee.

(d) Title To Intellectual Property. Sabra acknowledges that neither it nor any of its Subsidiaries shall acquire any right, title or interest (including any license rights or rights of use) in any intellectual property which is owned or licensed by New Sun or any of its Subsidiaries, by reason of the provision of the Services provided hereunder. Sabra shall not, and shall cause its Subsidiaries not to, remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by New Sun or any of its Subsidiaries, and Sabra shall, and shall cause its Subsidiaries to, reproduce any such notices on any and all copies thereof. Sabra shall not, and shall cause its Subsidiaries not to, attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by New Sun or any of its Subsidiaries, and Sabra shall promptly notify New Sun of any such attempt, regardless of whether by Sabra, any of its Subsidiaries or any Third Party, of which Sabra becomes aware.

(e) Force Majeure. Neither Party shall be liable to the other if, and to the extent that, the performance or delay in performance of any of its obligations under this Agreement is prevented, restricted, delayed or interfered with due to circumstances beyond the reasonable control of such Party, including, but not limited to, government legislation, fires, floods, explosions, epidemics, accidents, acts of God, wars, acts of terrorism, riots, strikes, lockouts or other concerted acts of workers and/or acts of government. The Party claiming an event of force majeure shall promptly notify the other Party in writing, and provide full particulars of the cause or event and the date of first occurrence thereof, as soon as possible after the event and also keep the other Party informed of any further developments. The Party so affected shall use its commercially reasonable efforts to remove the cause of non-performance, and both the Parties shall resume performance hereunder with the utmost dispatch when such cause is removed unless this Agreement has previously been terminated under Section 4 hereof.

(f) Independent Contractors. The Parties each acknowledge that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship.

(g) No Third Party Beneficiaries. Except as expressly provided in Section 7(c), the provisions of this Agreement are solely for the benefit of the Parties and their Subsidiaries and are not intended to confer upon any Person except the Parties and their Subsidiaries any rights or remedies hereunder. Except for the Provider Indemnitees, there are no Third Party beneficiaries of this Agreement and this Agreement shall not provide any Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

(h) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California (other than the Laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

(i) Survival. Section 1 (Definitions), Sections 2(c)(v) (Performance of Services), Section 3 (Charges; Billing; Taxes), Section 5 (Confidentiality), Section 6 (Dispute Resolution and Arbitration), Section 7(b) (Limitations on Liability), Section 7(c) (Third Party Claims), Section 7(d) (Title to Intellectual Property) and Section 7(g) (No Third Party Beneficiaries) through Section 7(p) (Severability) shall survive any expiration or termination of this Agreement.

(j) Amendment; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto. Notwithstanding the foregoing, this Agreement shall be assignable by either

Party in whole with the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned) in connection with: (i) a merger or consolidation of such Party if (a) such Party is not the surviving entity, or (b) such Party’s stockholders constitute less than 70% of the surviving stockholders; (ii) the sale of all or substantially all of the assets of such Party; or (iii) the acquisition by a Third Party of at least 30% of the combined voting power of the then-outstanding securities of such Party entitled to vote generally in the election of directors (each such occurrence, a “Change of Control Event”), in each case so long as the resulting, surviving or transferee Person assumes all the obligations of the assignor hereunder by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. It shall not be deemed to be unreasonable for a Party to withhold consent to assignment in connection with a Change of Control Event on the basis that the proposed assignee is a competitor of such Party. In the event a Party effects a Change of Control Event without the other Party’s prior written consent to assign this Agreement as set forth above, the latter Party may terminate this Agreement, in its sole discretion, with effect immediately upon the occurrence of such Change of Control Event.

(k) Audit Assistance. Each of the Parties and their respective Subsidiaries is or may be subject to regulation and audit by Governmental Authorities, standards organizations, other regulatory authorities, customers or other parties to contracts with such Parties under applicable Law and contract provisions. If a Governmental Authority, standards organization, other regulatory authority or customer or other party to a contract with a Party or a Subsidiary of a Party exercises its right to examine or audit such Party’s or any of its Subsidiaries’ books, records, documents or accounting practices and procedures pursuant to such applicable Law, rules, regulations, standards or contract provisions and such audit or examination relates to the Services, the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance requested by the Party that is subject to the audit in responding to such audits or requests for information, to the extent that such assistance or information is within the reasonable control of the cooperating Party and is related to the Services.

(l) No Waivers. Any failure of any Party to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by the Party to whom such obligation is owed, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The rights and remedies of the Parties and their Subsidiaries hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

(m) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by facsimile, (c) three (3) business days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) business day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7(m)):

If to New Sun:

Sun Healthcare Group, Inc.

18831 Von Karman, Suite 400

Irvine, California 92612

Facsimile: (949) 255-7055

Attention: Chief Executive Officer

If to Sabra:

Sabra Health Care REIT, Inc.

18831 Von Karman, Suite 400

Irvine, California 92612

Facsimile: (    )             -

Attention: Chief Executive Officer

(n) Counterparts. This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

(o) Complete Agreement. This Agreement and the Exhibits and Schedules hereto shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous contracts or agreements, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Distribution Agreement, the provisions of this Agreement shall control.

(p) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.

* * *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SHG SERVICES, INC.

By:
Name:
Title:

SABRA HEALTH CARE REIT, INC.

By:
Name:
Title: